As filed with the Securities and Exchange Commission on November 7, 2017

Registration No. 333-207835

Registration No. 333-211502

Registration No. 333-216608

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-207835

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-211502

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-216608

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Dimension Therapeutics, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	46-3942159
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

840 Memorial Drive, 4th Floor

Cambridge, MA 02139

(Address of Principal Executive Offices, including Zip Code)

Dimension Therapeutics, Inc. 2015 Stock Option and Incentive Plan

Dimension Therapeutics, Inc. 2015 Employee Stock Purchase Plan

Dimension Therapeutics, Inc. 2013 Stock Plan

(Full title of the plans)

Karah Parschauer

Vice President and Secretary

60 Leveroni Court

Novato, CA 94949

(415) 483-8800

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

Explanatory Note

DEREGISTRATION OF SECURITIES

These post-effective amendments relate to the following Registration Statements of Dimension Therapeutics, Inc. (the “Company”) on Form S-8 (collectively, the “Registration Statements”):

•	Registration Statement on Form S-8 (File No. 333-207835), registering 4,700,795 shares of Common Stock, filed with the Securities and Exchange Commission on November 5, 2015;

•	Registration Statement on Form S-8 (File No. 333-211502), registering 1,000,329 shares of Common Stock, filed with the Securities and Exchange Commission on May 20, 2016; and

•	Registration Statement on Form S-8 (File No. 333-216608), registering 1,252,175 shares of Common Stock, filed with the Securities and Exchange Commission on March 10, 2017.

On November 7, 2017, pursuant to the Agreement and Plan of Merger, dated October 2, 2017 (the “Merger Agreement”) by and between the Company, Ultragenyx Pharmaceutical Inc., a Delaware corporation (“Parent”), and Mystic River Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Purchaser”), Purchaser merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of the Parent (the “Merger”).

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Company hereby terminates the effectiveness of each Registration Statement and removes from registration any and all securities of the Company registered but unsold under the Registration Statements as of the date of the filing of this document with the U.S. Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these post-effective amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Novato, State of California, on November 7, 2017.

DIMENSION THERAPEUTICS, INC.

By:	/s/ Karah Parschauer
Karah Parschauer
Vice President and Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.